Exhibit 99.1

IR Agency Contact:	Company IR Contact	Media Contact:
Kirsten Chapman/ Rebecca Herrick	Pacific Ethanol, Inc.	Paul Koehler
Lippert / Heilshorn & Assoc.	916-403-2755	Pacific Ethanol, Inc.
415-433-3777	866-508-4969	503-235-8241
Investorrelations@pacificethanol.net		paulk@pacificethanol.net

PACIFIC ETHANOL, INC. REPORTS

SECOND QUARTER 2010 FINANCIAL RESULTS

•	Grew net sales 9% and total gallons sold 88% compared to second quarter 2009

•	Reduced SG&A expenses 49% compared to second quarter 2009

•	Improved Adjusted EBITDA by $8.4 million compared to second quarter 2009

•	Eliminated $304 million in debt and other liabilities

Sacramento, CA, August 16, 2010 – Pacific Ethanol, Inc. (PEI, NASDAQ CM: PEIX), the leading West Coast marketer and producer of low-carbon renewable fuels, reported its financial results for the three and six months ended June 30, 2010.

Neil Koehler, PEI’s president and CEO, stated, “The second quarter of 2010 was pivotal for Pacific Ethanol. We delivered sales growth, dramatically reduced operating expenses, and improved Adjusted EBITDA. We successfully led the production facilities out of bankruptcy effective June 29th, substantially reducing our debt and other liabilities by $295 million. During the quarter, we also reduced other debt by $9 million. In addition to strengthening our balance sheet, we reduced selling, general and administrative expenses to less than half of what they were for the same quarter last year, thus establishing a stable platform for growth.”

Financial Results for the Quarter Ended June 30, 2010 Compared to 2009:
•
Net sales grew 9% to $76.8 million, compared to $70.1 million, reflecting an increase in sales from the Magic Valley facility, which was partially offset by a change in PEI’s method of reporting sales volume associated with Front Range.

•	Total gallons sold rose 88% to 65.4 million gallons from 34.7 million gallons.
•	Average sales price of ethanol decreased by $0.08, to $1.67 per gallon, compared to an average sales price of $1.75 per gallon.

Second quarter 2010 gross loss was $2.7 million compared to gross loss of $7.8 million for the same period in 2009. Selling, general and administrative expenses for the three months ended June 30, 2010 decreased 49% to $3.2 million from $6.3 million for the same period in 2009, primarily due to reductions in professional fees and general corporate costs. Second quarter 2010 loss before reorganization costs, gain from bankruptcy exit and income taxes was $8.1 million, improving from $18.8 million in the second quarter of 2009.

On June 29, 2010, PEI’s wholly-owned plant holding company, PEH, and its four plant subsidiaries exited bankruptcy and the ownership of PEH was transferred to certain lenders. As a result, PEI recorded a $119.4 million non-cash gain from the disposition of liabilities, of $294.5 million, net of assets, of $175.1 million, that were removed from its balance sheet. Simultaneously, PEI began operating under its newly announced operating and marketing agreements with the ethanol production facilities upon their emergence from bankruptcy. Under these agreements, PEI continues to staff, manage and operate the four ethanol production facilities for a negotiated fee and profit-sharing arrangement. PEI, through its subsidiaries, Kinergy Marketing LLC and Pacific Ag. Products, LLC, will continue marketing ethanol for third parties as well as the ethanol and related co-products produced by the production facilities. PEI has an option to purchase up to 25% of the total ownership interests in the plants for up to $30 million in cash, which is exercisable through September 28th.

Koehler concluded, “We are efficiently managing operations at the ethanol facilities and growing our marketing business even in the face of a challenging market. We have intensified our focus on leveraging our position as a producer of ethanol with the lowest carbon rating of commercially produced ethanol in the U.S. marketplace according to the California Air Resources Board. As announced last week, the Stockton and Madera plants have been approved to participate in the California Ethanol Producer Incentive Program, which supports the start up of California facilities. Today, Pacific Ethanol is well positioned as the West Coast’s leading marketer and producer of low carbon renewable fuels.”

Net income available to common stockholders for the three months ended June 30, 2010 was $107.8 million, which includes the aforementioned non-cash gain of $119.4 million. This compares to a net loss of $28.2 million for the same period in 2009. Adjusted EBITDA for the three months ended June 30, 2010 was negative $6.7 million, which included reorganization costs of $2.7 million, compared to Adjusted EBITDA for the three months ended June 30, 2009 of negative $15.1 million, which included reorganization costs of $9.5 million.

Financial Results for the Six Months Ended June 30, 2010 Compared to 2009:
•
Net sales were $148.0 million, compared to $156.8 million primarily due to fewer production gallons sold, due to a change in PEI’s method of reporting Front Range sales volume, which were partially offset by an increase in average sales price per gallon.

•	Total gallons sold rose 56% to 124.1 million gallons from 79.6 million gallons.
•	Average sales price of ethanol was $1.74 per gallon, compared to an average sales price of $1.69 per gallon.

Gross loss for the six months ended June 30, 2010 was $5.8 million, improving from gross loss of $18.9 million for the same period in 2009. Selling, general and administrative expenses for the six months ended June 30, 2010 were $6.3 million, down from $13.9 million for the same period in 2009.

Net income available to common stockholders for the six months ended June 30, 2010 was $96.1 million, including the aforementioned non-cash gain of $119.4 million, compared to a net loss of $52.9 million for the same period in 2009. Adjusted EBITDA for the six months ended June 30, 2010 was negative $13.2 million, which included reorganization costs of $4.2 million, compared to negative $24.3 million, which included reorganization costs of $9.5 million, for the same period in 2009.

Reconciliation of Adjusted EBITDA to Net Income (Loss)
Management believes financial measures not in accordance with generally accepted accounting principles (GAAP) are useful measures of operations. The company defines Adjusted EBITDA as unaudited earnings before interest, taxes, depreciation and amortization, and gain associated with the company’s ethanol production facilities’ exit from bankruptcy. The table at the end of this release provides a reconciliation of Adjusted EBITDA to net income (loss) attributed to Pacific Ethanol, Inc. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses and may assist investors in properly assessing the company’s performance on a period-over-period basis. Adjusted EBITDA is not a measure of financial performance under GAAP, and should not be considered an alternative to net income or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of the company’s results as reported under GAAP.

Earnings Call
Management will host a conference call at 7:00 a.m. PT/10:00 a.m. ET on Tuesday, August 17, 2010. Neil Koehler, Chief Executive Officer; and Bryon McGregor, Chief Financial Officer will deliver prepared remarks and conduct a slide presentation simultaneously via webcast followed by a question and answer session.

To listen to the conference call, up to ten minutes prior to the scheduled call time, United States callers may dial (877) 847-6066. International callers should dial 00-1-(970) 315-0267. The access code is 91992580#.

The webcast for the call can be accessed from the “Investors” section of Pacific Ethanol’s website at www.pacificethanol.net. If you are unable to participate, the webcast will be archived for replay on Pacific Ethanol’s website for one year. In addition, a telephonic replay will be available beginning at 2:00 p.m. ET on Tuesday, August 17 through Thursday, August 19, 2010 at 11:59 p.m. ET. To access the replay, please dial (800) 642-1687. International callers should dial 00-1-(706) 645-9291. The pass code will be 91992580#.

About Pacific Ethanol, Inc.
Pacific Ethanol, Inc. (NASDAQ CM: PEIX) is the leading West Coast marketer and producer of low-carbon renewable fuels. We also sell co-products, including wet distillers grain, or WDG, which is a highly valuable nutritional animal feed. Serving integrated oil companies and gasoline marketers who blend ethanol into gasoline, Pacific Ethanol provides transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Nevada, Arizona, Oregon, Colorado, Idaho and Washington. Management seeks to choose destination plants with optimal distribution criteria for ethanol and co-products and currently manages two operating plants in Oregon and Idaho as well as two idled facilities in California. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets ethanol from Pacific Ethanol’s managed plants and from other third-party production facilities, and another subsidiary, Pacific Ag. Products, LLC, markets WDG. Pacific Ethanol owns a 42% interest in Front Range Energy, LLC which owns an ethanol plant in Windsor, Colorado. For more information please visit www.pacificethanol.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
With the exception of historical information, the matters discussed in this press release including, without limitation:  the ability of Pacific Ethanol to continue as the leading West Coast marketer and producer of low-carbon renewable fuels; the ability of Pacific Ethanol to resume production at the California plants, which is at the discretion of the third-party plant owner; the ability of Pacific Ethanol to successfully staff, manage and operate the four ethanol production facilities; if it elects to exercise its option, the ability of Pacific Ethanol to raise additional debt or equity capital, or both, to timely finance the purchase price for up to 25% of the ownership interests in the four ethanol production facilities; the ability of Pacific Ethanol to grow its business and generate revenue and earnings growth; the ability of the California plants to continue to qualify and ultimately receive payments under the California Ethanol Producer Incentive Program (CEPIP); and the ability of the state of California to fund CEPIP payments given California’s challenging fiscal environment are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Pacific Ethanol refers you to the “Risk Factors” section contained in Pacific Ethanol’s most recent Form 10-Q to be filed with the Securities and Exchange Commission on August 16, 2010 and its Form 10-K filed with the Securities and Exchange Commission on March 31, 2010.

(tables follow)

 PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net sales	$76,758	$70,114	$148,048	$156,796
Cost of goods sold	79,487	77,935	153,825	175,703
Gross loss	(2,729)	(7,821)	(5,777)	(18,907)
Selling, general and administrative expenses	3,177	6,254	6,333	13,928
Loss from operations	(5,906)	(14,075)	(12,110)	(32,835)
Loss on extinguishments of debt	(544)	—	(2,159)	—
Other expense, net	(1,692)	(4,734)	(3,329)	(11,705)
Loss before reorganization costs, gain from bankruptcy exit and income taxes	(8,142)	(18,809)	(17,598)	(44,540)
Reorganization costs	(2,714)	(9,462)	(4,153)	(9,462)
Gain from bankruptcy exit	119,408	—	119,408	—
Provision for income taxes	—	—	—	—
Net income (loss)	108,552	(28,271)	97,657	(54,002)
Net loss attributed to noncontrolling interest in variable interest entity	—	(903)	—	(2,686)
Net income (loss) attributed to Pacific Ethanol, Inc.	$108,552	$(27,368)	$97,657	$(51,316)
Preferred stock dividends	$(798)	$(798)	$(1,588)	$(1,588)
Income (loss) available to common stockholders	$107,754	$(28,166)	$96,069	$(52,904)
Net income (loss) per share, basic	$1.56	$(0.49)	$1.52	$(0.93)
Net income (loss) per share, diluted	$1.43	$(0.49)	$1.39	$(0.93)
Weighted-average shares outstanding, basic	68,897	56,985	63,396	56,999
Weighted-average shares outstanding, diluted	75,935	56,985	70,434	56,999

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except par value)

	June 30,	December 31,
ASSETS	2010	2009
Current Assets:
Cash and cash equivalents	$1,975	$17,545
Accounts receivable, net	11,067	12,765
Inventories	2,279	12,131
Prepaid inventory	2,667	3,192
Other current assets	268	3,143
Total current assets	18,256	48,776
Property and equipment, net	1,189	243,733
Other Assets:
Intangible assets, net	4,919	5,156
Investment in Front Range	31,211	—
Other assets	36	1,154
Total other assets	36,166	6,310
Total Assets	$55,611	$298,819

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(in thousands, except par value)

	June 30,	December 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	2010	2009
Current Liabilities:
Accounts payable – trade	$10,322	$8,182
Accrued liabilities	2,287	5,891
Other liabilities – related parties	8,878	7,224
Current portion – long-term notes payable	16,231	77,365
Derivative instruments	—	971
Total current liabilities	37,718	99,633

Notes payable, net of current portion	—	12,739
Other liabilities	1,611	1,828
Liabilities subject to compromise	—	242,417
Total Liabilities	39,329	356,617

Stockholders’ Equity (Deficit):
Pacific Ethanol, Inc. Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value; 10,000 shares authorized; Series A: 0 shares issued and outstanding as of June 30, 2010 and December 31, 2009 Series B: 2,346 shares issued and outstanding as of June 30, 2010 and December 31, 2009	2	2
Common stock, $0.001 par value; 300,000 shares authorized; 82,341 and 57,470 shares issued and outstanding as of June 30, 2010 and December 31, 2009, respectively	82	57
Additional paid-in capital	502,967	480,948
Accumulated deficit	(486,769)	(581,076)
Total Pacific Ethanol, Inc. Stockholders’ Equity (Deficit)	16,282	(100,069)
Noncontrolling interest in variable interest entity	—	42,271
Total Stockholders’ Equity (Deficit)	16,282	(57,798)
Total Liabilities and Stockholders’ Equity (Deficit)	$55,611	$298,819

Reconciliation of Adjusted EBITDA to Net Income (Loss)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands) (unaudited)	2010	2009	2010	2009
Net income (loss) attributed to Pacific Ethanol, Inc.	$108,552	$(27,368)	$97,657	$(51,316)
Adjustments:
Interest expense*	1,271	4,319	2,863	11,185
Interest income*	─	(8)	─	(58)
Gain from bankruptcy exit	(119,408)	─	(119,408)	─
Depreciation and amortization expense*	2,847	7,931	5,708	15,924
Total adjustments	(115,290)	12,242	(110,837)	27,051
Adjusted EBITDA	$(6,738)	$(15,126)	$(13,180)	$(24,265)
________________
* adjusted for noncontrolling interest in variable interest entity for the three and six months ended June 30, 2009.

Commodity Price Performance

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited)	2010	2009	2010	2009
Ethanol production gallons sold (in millions)	23.5	19.9	43.2	44.4
Ethanol third party gallons sold (in millions)	41.9	14.8	80.9	35.2
Total ethanol gallons sold (in millions)	65.4	34.7	124.1	79.6

Ethanol average sales price per gallon	$1.67	$1.75	$1.74	$1.69
Corn cost – CBOT equivalent	$3.55	$4.28	$3.62	$4.18

Co-product return % (1)	22.7%	23.5%	21.9%	23.9%
Production commodity margin per gallon (2)	$0.52	$0.45	$0.49	$0.46
___________________
(1) Co-product revenue as a percentage of delivered cost of corn

(2) Ethanol sales price per gallon less net cost of corn (delivered cost of corn less co-product revenue)

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